Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BETWEEN

GENERAL ELECTRIC COMPANY

AND

GE HEALTHCARE TECHNOLOGIES INC.

DATED [•], 20[•]

Schedule A	-	Parent Services
Schedule B	-	Parent Facilities
Schedule C	-	SpinCo Services
Schedule D	-	SpinCo Facilities
Schedule E	-	List of Services Parent will not Provide
Schedule F	-	List of Services SpinCo will not Provide
Schedule G	-	Vulnerability Management
Schedule H	-	Amortization
Schedule I	-	Data Transfer Addendum
Schedule J	-	Costs and Legal Terms for Certain Employee Benefit Plans, Programs, or Services
Schedule K	-	Services that Will be Provided for Longer than 24 Months
Schedule L	-	Cap on Termination Charges Payable by Parent
Schedule M	-	Special Payment Program

3

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated [•], 20[•] (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made and entered into by and between General Electric Company, a New York corporation (“Parent”), and GE HealthCare Technologies Inc., a Delaware corporation (“SpinCo”). Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement (as defined below).

RECITALS

A. WHEREAS, Parent and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of [•], 2022 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

B. WHEREAS, in furtherance of the transactions contemplated by the Separation Agreement, the Parties (as defined below) desire that (i) Parent shall provide or cause to be provided to SpinCo or to the other members of the SpinCo Group, as applicable (SpinCo and such other members of the SpinCo Group collectively hereinafter referred to as the “SpinCo Entities”) certain services, access to systems, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein, and (ii) SpinCo shall provide or cause to be provided to Parent or to the other members of the Parent Group, as applicable (Parent and such other members of the Parent Group collectively hereinafter referred to as the “Parent Entities”) certain services, access to systems, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Actual Charges” shall have the meaning set forth in Section 5.01(c).

“Additional Service” shall have the meaning set forth in Section 2.03.

“Aggregate Cap” shall have the meaning set forth in Section 9.02(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Amortization Charges” shall have the meaning set forth in Section 5.01(d).

“Amortization Termination Date” shall have the meaning set forth in Section 5.01(d).

“Collecting Party” shall have the meaning set forth in Section 5.03(a).

“Confidential Information” means any information furnished or obtained in connection with or as a result of this Agreement or performance or receipt of Services hereunder that is confidential, non-public, or proprietary about a Person, its Affiliates or any of their respective businesses, operations, clients, customers, prospects, personnel, properties, processes or products, financial, technical, commercial or other information (regardless of the form or format of the information (written, verbal, electronic or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by another Person or its Affiliates or Representatives), including all materials derived from, reflecting or incorporating, in whole or in part, any such information. “Confidential Information” shall not include information that (i) is or becomes generally available to the public through no direct or indirect act or omission by the Person receiving such information or by any of its Affiliates or Representatives; or (ii) is already available to, or is or becomes available on a non-confidential basis to, the Person receiving such information or its Affiliates or Representatives from a source (other than a Party to this Agreement or its Affiliates or Representatives) who is not prohibited from disclosing such information by any contractual, legal or fiduciary obligation.

“Data” means databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Data Protection Legislation” means all national, federal, state and local privacy, data protection or other laws and regulations applicable to the processing of Personal Information.

“Decommissioning Charges” means any and all costs incurred by the Provider of a Service in connection with the wind down of such Service to (i) terminate users, (ii) disable interfaces, (iii) decommission hardware or (iv) terminate employees or consultants.

“Disbursement” shall have the meaning set forth in Section 5.03(a).

“Disbursement Invoice” shall have the meaning set forth in Section 5.03(a).

“Facility/Facilities” shall have the meaning set forth in Section 4.02(a).

“Force Majeure Event” shall have the meaning set forth in Section 9.03.

“Indemnified Party” means a Provider Indemnified Party or a Recipient Indemnified Party.

“Local Implementing Agreement” shall have the meaning set forth in Section 3.03.

“Nonparty Affiliates” shall have the meaning set forth in Section 10.14.

“One-Time Services” shall have the meaning set forth in Section 2.07(c).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Entities” shall have the meaning set forth in the Recitals.

“Parent Facilities” shall have the meaning set forth in Section 4.02(a).

“Parent Services” shall have the meaning set forth in Section 2.01(a).

“Parent Services Manager” shall have the meaning set forth in Section 2.04(a).

“Parent Transition Plan” shall have the meaning set forth in Section 2.07(b).

“Party” means Parent and SpinCo individually, and “Parties” means Parent and SpinCo collectively, and, in each case, their respective permitted successors and assigns.

“Paying Party” shall have the meaning set forth in Section 5.03(a).

“Personal Information” means any information related to an identified or identifiable natural person in or from any jurisdiction which is processed in connection with this Agreement.

“Prime Rate” means the prime rate published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate.

“Provider” means, with respect to a Service or Additional Service, the Party or its Affiliate providing or required to provide such Service or Additional Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 8.01(a).

“Receipt” shall have the meaning set forth in Section 5.03(a).

“Receiving Party” shall have the meaning set forth in Section 5.03(a).

“Recipient” means, with respect to a Service or Additional Service, the Party or its Affiliate to whom such Service or Additional Service is being provided or is required to be provided under this Agreement.

“Recipient Indemnified Party” shall have the meaning set forth in Section 8.03.

“Recoveries” shall have the meaning set forth in Section 5.04(c).

“Recovery Period” shall have the meaning set forth in Section 5.04(c).

“Responsible Party” shall have the meaning set forth in Section 5.03(a).

“Schedule(s)” means the schedules attached hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Service Period” shall have the meaning set forth in Section 2.02.

“Services” shall have the meaning set forth in Section 2.01(b).

“Software” means all (i) computer programs, including all software implementation of algorithms, models, formulas and methodologies, whether in source code, object code, human readable form or other form; (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iii) all documentation, including user manuals and other training documentation, relating to any of (i) or (ii), excluding Data.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Entities” shall have the meaning set forth in the Recitals.

“SpinCo Facilities” shall have the meaning set forth in Section 4.02(a).

“SpinCo Services” shall have the meaning set forth in Section 2.01(b).

“SpinCo Services Manager” shall have the meaning set forth in Section 2.04(b).

“SpinCo Systems” shall have the meaning set forth in Section 4.01(e).

“SpinCo Transition Plan” shall have the meaning set forth in Section 2.07(a).

“Strategy” means the Service separation plan set forth on Schedule A and Schedule C.

“Systems” shall have the meaning set forth in Section 4.01.

“Termination Charges” means any and all costs, fees or expenses payable, directly or indirectly, by the Provider with respect to a Service to any unaffiliated, third-party provider as a result of the expiration of the Service Period duration or any early termination or reduction of such Service (without prejudice to Recipient’s rights with respect to a Force Majeure Event and which costs, fees and expenses may include, but are not limited to, license fees and costs to provide such Service, breakage fees, early termination fees or charges, minimum volume charges with respect to terminated Services, liquidated damages and fees arising from remaining fixed costs); provided, however, that Termination Charges shall not include any Decommissioning Charges.

“TSA Dispute” shall have the meaning set forth in Section 7.01(a).

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01. Services.

(a) Upon the terms and subject to the conditions of this Agreement, Parent shall provide, or shall cause to be provided, to the SpinCo Entities the services, access to systems and use of facilities as set forth, respectively, in Schedule A and Schedule B attached hereto (collectively, the “Parent Services”).

(b) Upon the terms and subject to the conditions of this Agreement, SpinCo shall provide, or shall cause to be provided, to the Parent Entities the services, access to systems and use of facilities as set forth, respectively, in Schedule C and Schedule D attached hereto (collectively, the “SpinCo Services”, and collectively with the Parent Services and any Additional Services, the “Services”).

(c) All Services shall be for the sole use and benefit of the relevant Recipient and its respective Affiliates.

Section 2.02. Duration of Services. Upon the terms and subject to the conditions of this Agreement, each of Parent and SpinCo shall provide (or cause to be provided) to the relevant Recipients each Service until the earliest to occur of, with respect to each such Service, (a) the expiration of the period of duration for such Service as set forth in Schedule A, Schedule B, Schedule C or Schedule D, as applicable (with respect to each Service, a “Service Period”); (b) the date on which such Service is terminated in accordance with ARTICLE IX; and (c) the date on which this Agreement is terminated in accordance with ARTICLE IX; provided, however, that to the extent that a Provider’s ability to provide (or to cause to be provided) a Service is dependent on the continuation of either a Parent Service or a SpinCo Service (including continuation of access to a Facility), as the case may be, and such dependence is indicated on the applicable Schedule, the Provider’s obligation to provide (or to cause to be provided) such dependent Service shall terminate automatically with the termination of such supporting Parent Service or supporting SpinCo Service, as the case may be; and provided, further, that each Recipient shall use its reasonable efforts in good faith to transition itself to a replacement service, system or facility with respect to each Service as soon as reasonably practicable prior to the end of the Service Period for each such Service.

Section 2.03. Additional Unspecified Services. If, after the date hereof, Parent or SpinCo identifies to the other in writing a service that (a) any of the Parent Entities provided to the SpinCo Business in the ordinary course of business during the six (6) month period prior to the Distribution Date that SpinCo reasonably and in good faith believes that a SpinCo Entity needs in order for the SpinCo Business to continue to operate in substantially the same manner in which the SpinCo Business operated immediately prior to the Distribution Date, and such service is not set forth on Schedule E, or (b) any of the SpinCo Entities provided to the Parent Business in the ordinary course of business during the six (6) month period prior to the Distribution Date that Parent reasonably and in good faith believes it needs in order for the Parent Business to continue to operate in substantially the same manner in which the Parent Business operated immediately prior to the Distribution Date, and such service is not set forth on Schedule F, then, in each case, SpinCo and Parent shall negotiate in good faith to provide (or cause to be provided) such requested service (each such additional service, an “Additional Service”) in a manner consistent with the terms of this Agreement and at such cost and on such other terms as shall be mutually agreed by Parent and SpinCo utilizing substantially similar methodology as used to determine the pricing and terms of the most similar Services provided hereunder. Upon the mutual written agreement of the Parties, the Parties shall enter into a supplement to the applicable Schedule which shall describe in reasonable detail the nature, scope, Service Period(s), Service Charges, termination provisions (including, if applicable, Termination Charges and Decommissioning Charges) and other terms applicable to such Additional Service in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Service set forth therein shall be deemed a “Service” provided under this Agreement, in each case subject to the terms and conditions of this Agreement and the relevant supplement. Notwithstanding the foregoing, (i) a Party shall have no more than three (3) months after the Distribution Date to request any Additional Services, and (ii) in no event shall a Party provide, or cause to be provided, such Additional Services for a Service Period that is (A) longer than the longest Service Period for any Service then provided for in the Schedules or (B) extends beyond the latest date permitted under any applicable Law or third-party Contract. If the Parties are unable to agree on the cost or other terms of the Additional Service, Provider shall be under no obligation to provide such requested Additional Service. Notwithstanding anything to the contrary in this Agreement but subject to each Party’s compliance with Section 3.01, neither Party shall be required to perform any obligation under this Agreement that would result in the breach or violation of any applicable Law or third party Contract.

Section 2.04. Transition Services Managers.

(a) Parent hereby appoints and designates [•] to act as its initial services manager (the “Parent Services Manager”), who shall be directly responsible for coordinating and managing the delivery of the Parent Services and have authority to act on Parent’s behalf with respect to all matters relating to this Agreement. The Parent Services Manager shall work with the personnel of the Parent Entities to periodically address issues and matters raised by SpinCo relating to this Agreement. Notwithstanding the requirements of Section 10.06, all communications from SpinCo to Parent pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the Parent Services Manager, or such other individual as specified by the Parent Services Manager in writing and delivered to SpinCo by e-mail. Parent shall notify SpinCo in writing (email being sufficient) of the appointment of a different Parent Services Manager.

(b) SpinCo hereby appoints and designates [•] to act as its initial services manager (the “SpinCo Services Manager”), who shall be directly responsible for coordinating and managing the delivery of the SpinCo Services and have authority to act on SpinCo’s behalf with respect to all matters relating to this Agreement. The SpinCo Services Manager shall work with the personnel of the SpinCo Entities to periodically address issues and matters raised by Parent relating to this Agreement. Notwithstanding the requirements of Section 10.06, all communications from Parent to SpinCo pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the SpinCo Services Manager, or such other individual as specified by the SpinCo Services Manager in writing and delivered to Parent by e-mail. SpinCo shall notify Parent in writing (email being sufficient) of the appointment of a different SpinCo Services Manager.

Section 2.05. Steering Committee. The Parties shall establish a joint steering committee (the “Steering Committee”) consisting of each Party’s Services Manager and two (2) additional representatives from Parent and two (2) additional representatives from SpinCo. Each Party shall designate its representatives to the Steering Committee by written notice to the other Party within five (5) Business Days after the Distribution Date. The Steering Committee shall be responsible for monitoring and managing all matters related to the Services, including: (i) reviewing and monitoring the completeness of the Services provided and any plans to phase out any Services per the terms of this Agreement, (ii) resolving any outstanding TSA Disputes pursuant to ARTICLE VII, (iii) reviewing and addressing any performance deficiencies, (iv) managing change requests in the scope, duration or quantity of Services and (v) facilitating the transfer of applicable licenses and other commitments from Parent Entities to SpinCo Entities in accordance with the terms set forth in the Schedules to the Agreement. The Steering Committee shall meet every other week following the Distribution Date, unless otherwise agreed by the Parties. All decisions of the Steering Committee shall be decided by majority vote of the members present, provided that such members include each Party’s Service Manager and at least one (1) other representative from each Party.

Section 2.06. Limitations on Provision of Services.

(a) Notwithstanding anything to the contrary set forth in this Agreement, (i) Parent shall not be required to provide or cause to be provided any Parent Service for use in, and SpinCo shall not use any Parent Service in or for, any business other than the SpinCo Business, and the Parent Services shall be available to SpinCo only for purposes of conducting the SpinCo Business substantially in the manner it was conducted immediately prior to the Distribution Date, and (ii) SpinCo shall not be required to provide or cause to be provided any SpinCo Service for use in or for, and Parent shall not use any SpinCo Service in or for, any business other than the Parent Business, and the SpinCo Services shall be available to Parent only for purposes of conducting the Parent Business substantially in the manner as it was conducted immediately prior to the Distribution Date.

(b) Except as expressly provided in the Separation Agreement or in any Ancillary Agreement, and unless required in connection with the performance or delivery of a Service, the SpinCo Entities shall cease using (and shall cause their employees to cease using) any Services (other than the Parent Services) made available by the Parent Entities to the SpinCo Business or their personnel prior to the date hereof, and the Parent Entities shall cease using (and shall cause their employees to cease using) any Services (other than the SpinCo Services) made available by SpinCo Entities to the Parent Business or their personnel prior to the date hereof.

Section 2.07. Migration.

(a) SpinCo shall develop a plan with the cooperation and assistance of Parent for the migration away from the Parent Entities of each Parent Service being provided to the SpinCo Entities in a smooth, efficient and risk-mitigating manner (the “SpinCo Transition Plan”). The specific transition assistance and timing thereof shall be as mutually agreed to by the Parties, acting in good faith. Parent shall provide, and shall cause the Parent Entities to provide, the SpinCo Entities with assistance to migrate each of the Parent Services to the SpinCo Entities or a successor service provider in accordance with the SpinCo Transition Plan. Such transition assistance may include providing information regarding the specific Parent Services being provided and the systems, software and data formats and data organization being used for the Parent Services, coordination and other reasonable assistance with test runs of replacement systems and processes and other reasonable access to relevant information. Prior to, and as a prior condition of, Parent providing any such transition assistance, Parent shall provide SpinCo cost estimates of such transition assistance. The Parties shall mutually agree on such cost estimates, and SpinCo shall agree to pay the agreed-upon costs prior to any such transition assistance being required to be provided hereunder. The cost shall be applicable to the activity based on the pricing set forth in the Schedules or, if the applicable activity is not included in the Schedules, a cost model similar to the closest comparable Parent Service(s) provided hereunder.

(b) Parent shall develop a plan with the cooperation and assistance of SpinCo for the migration away from the SpinCo Entities of each SpinCo Service being provided to the Parent Entities in a smooth, efficient and risk-mitigating manner (the “Parent Transition Plan”). The specific transition assistance and timing thereof shall be as mutually agreed to by the Parties, acting in good faith. SpinCo shall provide, and shall cause the SpinCo Entities to provide, the Parent Entities with assistance to migrate each of the SpinCo Services to the Parent Entities or a successor service provider in accordance with the Parent Transition Plan. Such transition assistance may include providing information regarding the specific SpinCo Services being provided and the systems, software and data formats and data organization being used for the SpinCo Services, coordination and other reasonable assistance with test runs of replacement systems and processes and other reasonable access to relevant information. Prior to, and as a prior condition of, SpinCo providing any such transition assistance, SpinCo shall provide Parent cost estimates of such transition assistance. The Parties shall mutually agree on such cost estimates, and Parent shall agree to pay the agreed-upon costs prior to any such transition assistance being required to be provided hereunder. The cost shall be applicable to the activity based on the pricing set forth in the Schedules or, if the applicable activity is not included in the Schedules, a cost model similar to the closest comparable SpinCo Service(s) provided hereunder.

(c) Either Parent or SpinCo may request that the other Party perform one-time services (“One-Time Services”) that relate to any Service set forth on Schedule A or Schedule C, as applicable. If the applicable Provider is willing and able (including without limitation after accounting for any restrictions set forth in Provider’s cyber technology and risk policies) to provide One-Time Services, (i) Provider and Recipient shall mutually agree on the scope of work necessary for such One-Time Services and (ii) Provider shall deliver a price quote to Recipient for such One-Time Services. If Recipient desires to accept the quote provided by Provider, Recipient shall notify Provider of such acceptance within thirty (30) days of Provider’s delivery of such quote. The One-Time Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.08. Employee Benefit Plans, Programs or Services. Additional terms and conditions governing certain employee benefit plans, programs and services are set forth on Schedule J.

ARTICLE III

THIRD-PARTY CONSENTS AND LICENSES; INTELLECTUAL PROPERTY; LOCAL IMPLEMENTING AGREEMENTS

Section 3.01. Third-Party Consents and Licenses.

(a) With respect to any Software license or access to Data or Software-based services that are provided under, or as part of, a Service, each Recipient shall comply with the terms and conditions of the vendor/licensor applicable to such Software license or Data or Software-based Service, provided that such terms and conditions shall have been made available to such Recipient prior to the beginning of the Service Period for such Service.

(b) Except for those items listed on Schedule E, Parent shall use reasonable best efforts to obtain all material third-party consents, licenses (or other appropriate rights), sublicenses and approvals necessary for a Parent Entity to provide, or a SpinCo Entity to receive, Parent Services (including, by way of example, not by way of limitation, rights to use, duplicate and distribute third-party Software necessary for the receipt of the Parent Services); provided, however, that SpinCo shall use reasonable best efforts to notify Parent in writing of the specific types and approximate quantities of any such Software, necessary consents, licenses, sublicenses or approvals that it is aware of; provided, further, that Parent shall not be required to expend any money that is not agreed to be reimbursed by SpinCo or commence or participate in any action, suit, arbitration or proceeding by or before any Governmental Authority or offer to grant any accommodation (financial or otherwise), other than ministerial acknowledgements, to any third-party to obtain any such consent, license (or other appropriate rights), sublicense or approval; and, provided, further, that Parent shall not be required to seek broader rights or more favorable terms for SpinCo than those applicable to Parent or the SpinCo Entity, as the case may be, prior to the date hereof or as may be applicable to Parent from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that Parent’s efforts shall be successful or that SpinCo shall be able to obtain such licenses or rights on acceptable terms or at all and, where Parent enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

(c) Except for those items listed on Schedule F, SpinCo shall use reasonable best efforts to obtain all material third-party consents, licenses (or other appropriate rights), sublicenses and approvals necessary for a SpinCo Entity to provide, or a Parent Entity to receive, SpinCo Services (including, by way of example, not by way of limitation, rights to use, duplicate and distribute third-party Software necessary for the receipt of the SpinCo Services); provided, however, that Parent shall use reasonable best efforts to notify SpinCo in writing of the specific types and approximate quantities of any such Software, necessary consents, licenses, sublicenses or approvals that it is aware of; provided, further, that SpinCo shall not be required to expend any money that is not agreed to be reimbursed by Parent or commence or participate in any action, suit, arbitration or proceeding by or before any Governmental Authority or offer to grant any accommodation (financial or otherwise), other than ministerial acknowledgements, to any third-party to obtain any such consent, license (or other appropriate rights), sublicense or approval; and, provided, further, that SpinCo shall not be required to seek broader rights or more favorable terms for Parent than those applicable to SpinCo or the Parent Entity, as the case may be, prior to the date hereof or as may be applicable to SpinCo from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that SpinCo’s efforts shall be successful or that Parent shall be able to obtain such licenses or rights on acceptable terms or at all and, where SpinCo enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

Section 3.02. Intellectual Property.

(a) As between the Parties, subject to the terms of the Separation Agreement or any Ancillary Agreements, any Intellectual Property or Technology rights owned or licensed by one Party or any of its Affiliates that is provided to the other Party or any of such other Party’s Affiliates or third-party providers or third-party vendors pursuant to this Agreement shall remain the property of the Party providing such Intellectual Property or Technology rights, or the Affiliate of such Party that provides the same.

(b) Each Party, on behalf of itself and its Affiliates, hereby grants, and shall cause its permitted subcontractors to grant, to the other Party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable (except to third-parties solely to the extent required for the receipt or provision, as the case may be, of any Service), non-exclusive, non-transferable license, solely for the duration of any applicable Service, to use the Intellectual Property and Technology rights owned by or licensed to such Party or any of its Affiliates, solely to the extent necessary for, as the case may be, the applicable Provider to provide the Services and the applicable Recipient to receive and use the Services. Except as expressly identified in this Section 3.02, nothing contained in this Agreement shall be deemed to grant either Party of its Affiliates, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in any Intellectual Property or Technology owned by the other Party (or any Affiliate or permitted subcontractor of the other Party).

Section 3.03. Local Implementing Agreements. The Parties each recognize and agree that there may be a need to document the Services provided hereunder in various jurisdictions outside of the United States from time to time. The Parties shall enter into, or cause their respective Affiliates to enter into, local implementing agreements (each a “Local Implementing Agreement”) for Services in such jurisdictions, countries or geographical regions as a Party may reasonably request from time to time. Without limiting the generality of the foregoing, should there be any conflict between any term or condition of a Local Implementing Agreement and this Agreement, the terms and conditions of this Agreement shall prevail. The Parties agree to cooperate in implementing any such Local Implementing Agreement in a manner that does not subject a Provider to income taxes in a jurisdiction other than those jurisdictions under the laws of which such Provider is organized or is, before the implementation of such Local Implementing Agreement, a tax resident.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01. Parent Computer-Based and Other Resources.

(a) As of the date hereof, and except as otherwise expressly provided in the Separation Agreement, this Agreement or in any other Ancillary Agreement, or unless required to give effect to the terms of this Agreement or in connection with the performance, receipt or delivery of, a Service, the SpinCo Entities shall cease using and shall have no further access to, and Parent shall have no obligation to otherwise provide such access to, the Parent Entities’ intranet and other owned or licensed information technology related resources, including Software, Data, networks, hardware or technology of the Parent Entities and shall have no access to, and Parent shall have no obligation to otherwise provide such access to, computer-based resources (including e-mail and access to the Parent Entities’ computer networks and databases) which require a password or are available on a secured access basis. From and after the date hereof, the SpinCo Entities shall cause all of their personnel having access to the Parent Entities’ intranet or such other information technology related resources, including Software (owned or licensed), Data, networks, hardware, technology or computer based resources (collectively, the “Systems”) in connection with performance, receipt or delivery of a Service (i) to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines, policies, standards and similar requirements) of the Parent Entities (of which the Parent Entities provide the SpinCo prior written notice) and (ii) to not tamper with, compromise or circumvent any security or audit measures employed by any Parent Entity (of which the Parent Entities provide the SpinCo prior written notice); provided that, in the case of each of clauses “(i)” and “(ii),” no such prior written notice shall be required to the extent the security guidelines or security or audit measures are materially the same as those applicable immediately prior to the Distribution Date. SpinCo shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement, and such personnel shall access and use only those Systems for which SpinCo has been granted the right to access and use. SpinCo shall use reasonable best efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein and to otherwise cooperate and fully implement this Section 4.01, including notifying its personnel of the restrictions set forth in this Agreement. Parent and SpinCo agree to use their respective reasonable best efforts to cooperate and fully implement this paragraph promptly.

(b) In the event of a cyber incident for which Parent reasonably believes the Systems have been or could be compromised by a malicious threat actor, SpinCo agrees that Parent may take all steps it deems necessary and/or advisable in its sole and absolute discretion, with or without advance notice, to remediate the cyber incident, including termination of or blocking the SpinCo Entities’ and their personnel’s access and connectivity to the Systems. If Parent reasonably believes any of the SpinCo Entities or their personnel has failed to comply with the security guidelines of any Parent Entity, that any unauthorized SpinCo Entity personnel has accessed the Systems, or that any personnel of a SpinCo Entity is a security concern or has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or Software of a Parent Entity, SpinCo agrees that Parent may terminate or block the SpinCo Entities’ access and connectivity to Systems until such time as the SpinCo Entities have remedied such non-compliance in a manner satisfactory to Parent in its sole discretion. The SpinCo Entities shall use reasonable best efforts to cooperate with Parent in investigating any apparent unauthorized access to the Systems, including providing access to the Systems to allow Parent to perform forensic analysis and any other information reasonably required by Parent to assess the scope and potential impact of a cyber incident or security concern to Parent, and shall complete all corrective actions and remediation reasonably required by Parent to contain a cyber incident and prevent a reoccurrence.

(c) SpinCo shall implement and maintain a vulnerability management program for any SpinCo-owned system operating on Parent infrastructure for so long as SpinCo receives Parent Services under this Agreement. Any vulnerabilities identified by SpinCo through its program, by a third party or by Parent shall be remediated in accordance with Table 1 in Schedule G, including the implementation of any required technology updates. If there is a disagreement between the Parties as to the Priority Rating and proper implementation of such Expected Remediation, then the Parties shall immediately discuss in good faith to agree upon the proper Priority Rating and proper implementation or remediation, and in the event there is no agreement within one hour of such discussion, then the highest priority rating shall be assigned and SpinCo or its service provider shall implement an update or remediate a vulnerability accordingly. Table 1 in Schedule G is representative of the types of Expected Remediation that may be encountered and may be updated by Parent from time to time upon notice to SpinCo. In the event SpinCo fails to update or remediate the vulnerability, SpinCo agrees that Parent may take all steps it deems necessary and/or advisable in its sole and absolute discretion, with or without advance notice, to reduce the risk to Parent from the vulnerability, including termination of or blocking the SpinCo Entities’ and their personnel’s access and connectivity to the Systems.

(d) Parent shall implement and maintain a vulnerability management program for any Parent-owned system operating on SpinCo infrastructure for so long as Parent receives SpinCo Services under this Agreement. Any vulnerabilities identified by Parent through its program, by a third party or by SpinCo shall be remediated in accordance with Table 1 in Schedule G, including the implementation of any required technology updates. If there is a disagreement between the Parties as to the Priority Rating and proper implementation of such Expected Remediation, then the Parties shall immediately discuss in good faith to agree upon the proper Priority Rating and proper implementation or remediation, and in the event there is no agreement within one hour of such discussion, then the highest priority rating shall be assigned and Parent or its service provider shall implement an update or remediate a vulnerability accordingly. Table 1 in Schedule G is representative of the types of Expected Remediation that may be encountered and may be updated by SpinCo from time to time upon notice to Parent. In the event Parent fails to update or remediate the vulnerability, Parent agrees that SpinCo may take all steps it deems necessary and/or advisable in its sole and absolute discretion, with or without advance notice, to reduce the risk to SpinCo from the vulnerability, including termination of or blocking the Parent Entities’ and their personnel’s access and connectivity to the SpinCo Systems.

(e) The terms and conditions of Section 4.01(a) and Section 4.01(b) shall apply equally (mutatis mutandis) to the Parent Entities’ access to and use of, as well as to SpinCo’s obligation to provide access to, the SpinCo Entities’ intranet and other information technology related resources, including Software (owned or licensed), Data, networks, hardware, technology and computer based resources of the SpinCo Entities (the “SpinCo Systems”) in connection with the provision or receipt of Services.

Section 4.02. Facilities Matters.

(a) Parent hereby grants, or shall cause the applicable Parent Entities to grant, to the applicable SpinCo Entities, a limited license to use and access space at the facilities listed in Schedule B, and to continue to use the common areas available for use by tenants or occupants at the facilities, as further described below, and certain equipment located at such facilities (including use of office security systems, badge services, fixtures and furniture) (collectively, the “Parent Facilities”), in each case for substantially the same purposes and in the same spaces as used in the SpinCo Business immediately prior to the date hereof. SpinCo hereby grants, or shall cause the applicable SpinCo Entities to grant, to the applicable Parent Entities a limited license to use and access space at certain facilities listed in Schedule D and to continue to use the common areas available for use by tenants or occupants at the facilities, as further described below, and certain equipment located at such facilities (including use of office security systems, badge services, fixtures and furniture) (collectively, the “SpinCo Facilities”), in each case for substantially the same purposes and in the same spaces as used in the Parent Business immediately prior to the date hereof. For the avoidance of doubt, at each of the Parent Facilities and the SpinCo Facilities, Parent Entities and SpinCo Entities, as the case may be, shall, in addition to providing access and the right to use such facilities, provide to the Representatives, contractors, invitees or licensees of Parent Entities and SpinCo Entities, as the case may be, substantially all ancillary services to the same extent as such services are provided by Provider immediately prior to the date hereof to its own Representatives, contractors, invitees or licensees at such facility, such as, by way of example and not limitation, badge services, reception, general maintenance, janitorial, security and telephone services, access to duplication, facsimile, printing and other similar office services environmental management services of the Facilities only (and not business operations) (subject to local Law), and use of certain common areas, including cafeteria, breakroom, restroom and other similar facilities. Unless otherwise provided in the Schedules, such ancillary services (i) shall not include research and development services or medical services and (ii) shall only include (A) in the case of security and environmental management, those services provided in connection with shared areas of a Parent Facility or a SpinCo Facility, as the case may be, it being understood that Parent or SpinCo, as applicable, shall not provide security services or environmental management to areas of its facility used only by the other Party (or security passes that permit entrance to areas of its facility used only by the other Party) and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear and which are the responsibility of Parent or SpinCo under the terms of the applicable lease if the Parent Facility or SpinCo Facility is leased. Recipients shall only permit their authorized Representatives, contractors, invitees or licensees to use the licensed space within the SpinCo Facilities and Parent Facilities (collectively, the “Facilities”), as applicable, except as otherwise permitted by the applicable Provider in writing. Each Recipient shall, and shall cause its respective Affiliates, Representatives, contractors, invitees or licensees to, vacate the applicable Provider’s Facilities at or prior to the earliest to occur of: (i) the expiration date relating to each Facility set forth in Schedule B or Schedule D; (ii) the expiration date of the lease relating to each Facility set forth in Schedule B or Schedule D; and (iii) the termination of the applicable Service pursuant to ARTICLE IX hereof, and shall deliver over to the other Party or its Affiliates, as applicable, the licensed space within the Facilities in the same repair and condition at that date as on the date hereof, ordinary wear and tear excepted and to restore the areas of the Provider’s Facilities affected thereby (but only to the extent such alterations or installations were made by the Recipient after the Distribution Date).

(b) In addition to the access rights provided under Section 4.03, the Parties or their Affiliates, or the landlord in respect of any third-party lease, or any lender thereof, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security, inspection and maintenance thereof in accordance with past practice and the terms of any third-party lease agreement, if applicable. The Parties agree to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the licensed space within the Facilities they occupy and the activities conducted thereon and to be responsible for, and SpinCo shall name the Parent as an additional insured on SpinCo’s general liability policies and Parent shall name SpinCo as an additional insured on Parent’s general liabilities policies, but only with respect to claims from third parties alleging liability for “bodily injury” or “property damage” caused solely by the negligent acts or omissions of the named insured and not for liability arising out of the negligent acts or omissions of the additional insured. Each Party shall indemnify and hold harmless the other Party subject to and in accordance with ARTICLE VIII hereof in respect of the acts and omissions of its Representatives, contractors, invitees and licensees. Each of the Parties shall, and shall cause its Affiliates, Representatives, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) the other Party’s reasonable applicable site rules, regulations, policies and procedures applied to all parties in the Facility (a copy of which shall be made available to such Party upon its written request), and (iii) any applicable requirements of any third-party lease governing any Facility (a copy of which shall be made available to such Party upon its written request). Each Recipient shall not make, and shall cause their respective Affiliates and Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the respective Facilities except with the prior written approval of the other Party or its Affiliates and the landlords of any third-party leases, as applicable and in all events in compliance with the prior sentence. Each Provider shall provide heating, cooling, electricity and other utility services for its respective Facilities substantially consistent with levels provided immediately prior to the date hereof. In the event that any third party utility services are interrupted or cease, or there is a change in the third-party provider of such utilities, the Parties will cooperatively work together to ensure that any interruption of such utility services is minimized to the extent possible. It is expressly understood and agreed, however, that for third-party leases, Provider is not in the position to render any of the services or to perform any of the obligations required hereunder if they are conditioned upon due performance by the landlord of such leases, but Provider agrees to take reasonable best efforts to ensure that such landlord performs said obligations. For the avoidance of doubt, the term “reasonable best efforts” shall not require Provider to take legal action against such landlord for its failure to so perform.

(c) The rights granted pursuant to this Section 4.02 shall be in the nature of a license and shall not create a leasehold or other estate or possessory rights in SpinCo or Parent, or their respective Affiliates, Representatives, contractors, invitees or licensees, with respect to any of the Facilities of the other Party and shall not include any right of sub-license or sub-leasehold to any unaffiliated third-party. Without limiting the foregoing, the right to management and control of any Facility shall remain with the applicable Provider.

(d) The licenses granted under this Section 4.02 are subject and subordinate to all mortgages, ground or underlying leases or subleases which may now or hereafter affect the Facilities. For the avoidance of doubt, if any license granted under this Section 4.02 would constitute a breach under the relevant lease or sublease, underlying lease or mortgage, Provider shall not be required to provide such license to Recipient and, pursuant to the foregoing, at any time after the date of this Agreement, at the request of the applicable lessor or sublessor, or as required by any mortgagee, the license with respect to the applicable Facility shall be immediately terminated and Recipient shall promptly surrender such licensed space in accordance with this Agreement, in which case Provider and Recipient shall negotiate in good faith a mutually satisfactory replacement arrangement.

Section 4.03. Access.

(a) As a condition to Parent’s obligations to provide the Parent Services hereunder, the SpinCo Entities shall (i) make available on a timely basis to the Parent Entities all information and materials reasonably requested by any such Person to enable the Parent Entities to provide the Parent Services and (ii) allow Parent and its Representatives reasonable access during normal business hours (and immediately in case of an emergency) to facilities of the SpinCo Entities necessary for Parent to fulfill its obligations under this Agreement.

(b) As a condition to SpinCo’s obligations to provide the SpinCo Services hereunder, the Parent Entities shall (i) make available on a timely basis to the SpinCo Entities all information and materials reasonably requested by any such Person to enable the SpinCo Entities to provide the SpinCo Services and (ii) allow SpinCo and its Representatives reasonable access during normal business hours (and immediately in case of an emergency) to facilities of Parent necessary for SpinCo to fulfill its obligations under this Agreement.

ARTICLE V

COSTS AND DISBURSEMENTS

Section 5.01. Costs and Disbursements.

(a) Except as otherwise provided in this Agreement or in the Schedules, Parent shall pay to SpinCo or its designee as specified in writing by the SpinCo Services Manager, and SpinCo shall pay to Parent or its designee as specified in writing by the Parent Services Manager, a monthly fee for the Services (or category of Services, as applicable) as provided for in the relevant Schedule or as calculated using the cost basis methodology provided for in the relevant Schedule, as applicable (each fee constituting a “Service Charge” and, collectively, “Service Charges”). During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase except to the extent that there is an evidenced increase after the date hereof in the costs actually incurred by Provider in providing such Services, including as a result of (i) an increase in the scope or volume of such Services being provided to Recipient (as compared to the amount of the Services underlying the determination of a Service Charge) that is (and to the extent) requested in writing by Recipient, (ii) an increase in the rates or charges imposed by Provider’s service providers or any other third-party provider that is providing goods or services used in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) an increase in the ordinary course of payroll or benefits for any employees used by Provider in providing the Services, including, for the avoidance of doubt, retention payments (but only to the extent market-based), (iv) any increase in costs relating to any changes in the scope, quality, nature, duration or quantity of the Services provided or how the Services are provided that are (and to the extent) requested in writing by Recipient (including relating to newly installed products or equipment or any upgrades to existing products or equipment) or (v) an increase in costs resulting from a reasonable change in the pricing methodology for a particular Service, provided that Provider is implementing the same change with respect to all of its businesses or divisions that utilize the Service; provided, that, with respect to the Services set forth in Schedule B or Schedule D, the foregoing clause (i) shall constitute the sole basis for any increase in Service Charges set forth in Schedule B or Schedule D. Upon reasonable determination by a Provider that a basis for the increase of a Service Charge set forth in the immediately preceding sentence exists, such Provider shall notify Recipient in writing of the basis for such increase and the amount of such increase (with such supporting documentation as Recipient may reasonably request, subject to any obligations of confidentiality to which Provider is subject, it being agreed that Provider will use reasonable best efforts to obtain any waivers or consents necessary to disclose such confidential information to Recipient, as long as Recipient agrees to keep such information confidential on customary terms), and the appropriate Schedule shall be amended to reflect such increased Service Charge and such increased Service Charge shall thereafter, from the beginning of the immediately following month, be deemed to be the Service Charge for the relevant Service hereunder. If at any time Provider believes that the Service Charges are otherwise materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder for reasons other than those set forth above in clauses (i) to (v), Provider shall notify Recipient and the Parties shall commence good faith negotiations toward an agreement as to the appropriate course of action with respect to pricing of such Services for future periods. If Provider and Recipient are unable to agree upon a modification for Services where Provider believes Service Charges are materially insufficient to compensate it for the cost of providing the Services, Provider may cease providing the Service, subject to the dispute resolution provisions in ARTICLE VII and the termination provisions in ARTICLE IX. For the avoidance of doubt, in no event shall Recipient be charged more than once for the same increase in Service Charges notwithstanding that such increase may result from more than one of the causes set forth in clauses (i) through (v) of the second sentence of this Section 5.01(a) or other causes.

(b) During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall be decreased to the extent that there is an evidenced decrease after the date hereof in the costs actually incurred by the Provider in providing such Services as a result of (i) a decrease in the scope or volume of such Services being provided to Recipient (as compared to the amount of the Services underlying the determination of a Service Charge) that is (and to the extent) requested (in writing) by Recipient, (ii) a decrease in the rates or charges imposed by Provider’s service provider or other third-party provider that is providing goods or services used by Provider in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) a decrease in the payroll or benefits for any employees used by Provider in providing the Services, (iv) any decrease in costs relating to any changes in the scope, quality, nature, duration or quantity of the Services provided or how the Services are provided that are (and to the extent) requested in writing by Recipient (including relating to newly installed products or equipment or any upgrades to existing products or equipment), or (v) a decrease in costs resulting from a reasonable change in the pricing methodology for a particular Service, provided that Provider is implementing the same change with respect to all of its businesses or divisions that utilize the Service; provided, that Provider shall promptly notify Recipient of any decrease in the amount of any Service Charge as set forth in the foregoing clauses (i) through (v), and the appropriate Schedule shall be amended to reflect such decreased Service Charge and such decreased Service Charge shall thereafter, from the beginning of the immediately following month, be deemed to be the Service Charge for the relevant Service hereunder.

(c) Except for amounts due in respect of Parent Services or SpinCo Services that prior to the date hereof have been settled through the intercompany billing system of the Parent Entities (which shall continue to be settled through such intercompany billing system for so long as the intercompany billing system is made available under this Agreement), invoicing shall take place as follows: (i) for those Services for which a flat or one-time cost is identified in the applicable Schedule, Provider shall invoice Recipient as of the Distribution Date; (ii) for those Services for which a monthly or other Service Charge is identified in the applicable Schedule, Provider shall invoice Recipient at the beginning of each month; (iii) for those Services for which reimbursable actual charges are specified in the applicable description in the Schedule (“Actual Charges”), Provider shall invoice Recipient, in arrears, for the Actual Charges incurred by Provider as indicated in the Schedule (with such supporting documentation as Recipient may reasonably request); and (iv) to the extent there are any Additional Services or One-Time Services added to the Services for which no charging methodology has been identified, the Parties shall mutually agree to the applicable charges in advance in writing. Provider shall invoice the relevant Recipient monthly in arrears for any other Services provided to such Recipient. Except as provided in the immediately following sentence, all payments by Recipients required hereunder (including for any Termination Charges or Decommissioning Charges) are due to the applicable Provider within thirty (30) calendar days of receipt of invoices therefor. For payments related to Travel & Living, Fleet, Payroll and Purchasing Card Recipient shall pay the applicable Provider in accordance with the payment process and timing in effect for such payments set forth on Schedule M. All payments for Services rendered shall be in U.S. dollars, except that to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency; provided that such payment shall be made in such amount as is determined by converting U.S. dollars using the exchange rate published on Bloomberg at 5:00pm Eastern Standard Time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. If Recipient fails to pay such amount by the required date, Recipient shall be obligated to pay to Provider, in addition to the amount due, interest at an interest rate equal to the Prime Rate, compounded monthly, accruing from the date the payment was due through the date of actual payment. As soon as reasonably practicable after receipt of any reasonable written request by Recipient, Provider shall provide Recipient with reasonably detailed data and documentation supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.

(d) Schedule H sets forth the agreed amortization schedule and related monthly amortization charges to be paid by Recipient to Provider in respect of certain IT applications and access provided to Recipient in respect of Services (“Amortization Charges”). Recipient agrees to pay such monthly Amortization Charges (which, for the avoidance of doubt, shall be pro-rated for any partial month) as Service Charges (for all purposes hereof) from the Distribution Date until the end of the applicable amortization schedule (the “Amortization Termination Date”). If Recipient terminates an applicable Service prior to the applicable Amortization Termination Date, notwithstanding such termination, Recipient agrees that it shall continue to pay any related monthly amortization charges until the applicable Amortization Termination Date; provided, that Schedule H may provide that such related monthly amortization charges shall be paid in one lump sum payment upon the expiration or early termination of such applicable Service. Recipient’s obligations under this Section 5.01(d) shall survive any termination of this Agreement.

Section 5.02. No Right to Set-Off; Right to Dispute Amounts. Recipient shall pay the full amount of Service Charges, Termination Charges and Decommissioning Charges and shall not set off, counterclaim or otherwise withhold any amount owed (or to become due and owing) to Provider under this Agreement on account of any obligation owed (or to become due and owing) by Provider or any of its Affiliates to Recipient or any of its Affiliates that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by Recipient to Provider under this Agreement. For the avoidance of doubt, any amounts processed through Parent’s intercompany billing system as a net settlement shall not be deemed a set-off. In the event Recipient in good faith disputes an intercompany billing system charge, invoice or portion thereof, Recipient shall deliver a written statement to Provider listing the disputed item(s) and providing a reasonably detailed description, including the basis, of each dispute no later than ten (10) days prior to the date payment is due. Any amounts not so disputed shall be paid by Recipient notwithstanding disputes on other items. Any dispute over amounts owed shall be resolved in accordance with ARTICLE VII.

Section 5.03. Other Costs and Disbursements.

(a) The Parties contemplate that, from time to time after the date hereof, Parent Entities or SpinCo Entities, as applicable (any such party, the “Paying Party”), as a convenience to another Parent Entity or SpinCo Entity, as applicable (the “Responsible Party”), in connection with the provision of the Services or transactions contemplated by this Agreement, may make certain payments that are properly the responsibility of the Responsible Party (whether pursuant to this Agreement or any other agreement contemplated thereby) (any such payment made, a “Disbursement,” and the underlying invoice or similar documentation evidencing such obligation, a “Disbursement Invoice”). Similarly, from time to time after the date hereof, the Parent Entities or SpinCo Entities, as applicable (any such party, the “Collecting Party”), may receive from third parties certain payments to which another SpinCo Entity or Parent Entity, as applicable, is entitled (any such Party, the “Receiving Party”, and any such payment received, a “Receipt”). Accordingly, with respect to Disbursements and Receipts, the Parties agree as follows:

(i) Disbursements. The Responsible Party shall pay to the Paying Party an amount equal to the amount of such Disbursement, plus any out-of-pocket costs incurred by the Paying Party related to the processing and payment of such Disbursement (including any bank charges), all of which shall be invoiced or, if applicable, settled through the intercompany billing system of the Parent Entities, in each case in accordance with Section 5.01(c). A Paying Party shall provide such Disbursement Invoices for which it is seeking reimbursement as the Responsible Party may reasonably request.

(ii) Receipts. A Collecting Party shall remit Receipts monthly in arrears to the Receiving Party in an amount equal to the aggregate amount of such Receipts minus any out-of-pocket costs incurred by the Collecting Party related to the collection and processing of such Receipts (including any bank charges), all of which shall be paid in accordance with Section 5.01(c) hereof (or deducted from any amount to be reimbursed to the Collecting Party at such time under this Agreement, if applicable).

(b) Certain Exceptions. Notwithstanding anything to the contrary set forth above in Section 5.02, if, with respect to any particular transaction(s), it is impracticable under the circumstances to comply with the procedures set forth in this Section 5.03 (including the time periods specified herein), the Parties shall cooperate to find a mutually agreeable alternative that shall achieve substantially similar economic results from the point of view of the Paying Party or the Receiving Party, as applicable, including the paying of interest at an interest rate equal to the Prime Rate on the date or the closest preceding date to the date such payment was due to the Paying Party or the Receiving Party, as applicable, for the period of time starting on the date such payment was due and ending on the date such payment is made such that the Paying Party shall not incur any material interest expense or the Receiving Party shall not be deprived of any material interest income; provided, however, that if a Collecting Party cannot comply with the procedures set forth in Section 5.03(a)(ii) because it does not become aware of a Receipt on behalf of the Receiving Party in time (e.g., because of the commingling of funds in an account), such Collecting Party shall remit such Receipt without interest thereon to the Receiving Party within ten (10) Business Days after it becomes aware of such Receipt.

(c) Following the termination of this Agreement, Section 2.03(d)(iii) of the Separation Agreement shall govern Disbursements and Receipts between the Parties.

Section 5.04. Tax Matters.

(a) Sales Tax or Other Transfer Taxes. Recipient shall bear any and all sales, use, excise, value added, indirect, goods and services, consumption, revenue, stamp, personal property, transaction and transfer taxes and other similar charges, surcharges, levies, imposts, duties, or contributions (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges payable by Recipient pursuant to this Agreement. For the avoidance of doubt, this Section 5.04(a) shall not apply to, and each of the Recipient and the Provider shall pay and be responsible for, all taxes based on their respective income, profits or assets, and all other taxes not described in the previous sentence that are imposed on each of them or their respective Affiliates.

(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by Recipient in relation to any Service is required in respect of any taxes pursuant to any applicable Law, Recipient shall: (i) gross up the amount payable such that Provider receives an amount equal to the amount of the Service Charges in respect of that Service, net of the withholding or deduction; (ii) deduct such tax from the amount payable to Provider; (iii) timely pay the deducted amount referred to in clause (ii) to the relevant Governmental Authority (including any Taxing Authority); and (iv) promptly forward to Provider a withholding tax certificate evidencing such timely payment.

(c) Minimization and Recovery of Taxes. Provider shall use reasonable best efforts to (i) minimize the amount of taxes covered by Section 5.04(a) or required to be withheld under applicable Law by Recipient under Section 5.04(b) and (ii) to claim any available refund or credit of any taxes paid by Recipient under Section 5.04(a) or withheld by Recipient under Section 5.04(b) during the two (2) year period beginning at the end of the taxable year in which the applicable payment is made (such two (2)-year period, the “Recovery Period”). Provider shall promptly pay (or cause to be paid) to Recipient any such amounts recovered by Provider or its Affiliates (such amounts, “Recoveries”) pursuant to the previous sentence; provided, that Provider shall not be obligated to pay over any such amounts until the aggregate amount of Recoveries obtained by Provider equals $200,000, in which case Provider shall pay over the full amount so recovered (and not, for the avoidance of doubt, only the portion in excess of that threshold). Provider shall, within thirty (30) days after the end of every taxable year during any Recovery Period, deliver to Recipient a certificate, executed by a tax counsel of Provider, certifying as to the amount of Recoveries received during the previous taxable year.

(d) Cooperation. Recipient and Provider shall take reasonable steps to cooperate to minimize the imposition of, and the amount of, taxes described in this Section 5.04 (including through the provision of relevant forms or other documents).

ARTICLE VI

STANDARD FOR SERVICE

Section 6.01. Standard for Service. Except as otherwise provided in this Agreement or the Schedules, Provider agrees to provide, or cause to be provided, the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which substantially the same services were performed by or on behalf of Provider as of three (3) months prior to the Distribution Date (or, if not so previously provided, then substantially the same nature, quality, standard of care and service levels as those applicable to similar services performed by or on behalf of Provider as of three (3) months prior to the Distribution Date); provided, however, that, subject to Section 6.02, nothing in this Agreement shall require any (a) Parent Entity to favor any SpinCo Entity’s operation of its business over any Parent Entity’s own business operation or (b) SpinCo Entity to favor any Parent Entity’s operation of its business over any SpinCo Entity’s own business operation. For the avoidance of doubt, Provider shall only provide those Services to the extent consistent with Provider’s applicable operating conditions, permits, licenses, business practices and any restrictions in any Contract with any third-party as in effect on the Distribution Date, and any changes or modifications to the foregoing, including as a result of any change in Law or requirements of any Governmental Authority, shall be considered a modification pursuant to Section 6.07. SpinCo acknowledges and agrees that certain of the Parent Services to be provided hereunder were, prior to the Distribution, performed for the Parent Entities by individuals who may no longer be employed by a Parent Entity as a result of the consummation of the transactions contemplated by the Separation Agreement. Consequently, the Parties agree to cooperate in good faith to ensure that the manner of Parent Services provided by a Parent Entity remains substantially similar to the manner in which such services were provided prior to the Distribution Date. Without limiting its obligations pursuant to this Section 6.01, Provider will not be obligated under this Agreement to (x) hire additional employees or retain specific employees or (y) purchase, lease, or license any additional software, or additional equipment or other assets.

Section 6.02. Priorities. Provider shall have the right in its sole discretion to establish priorities, as between Recipient, on the one hand, and Provider, on the other hand, as to the provision of any Service; provided, however, that Provider shall use reasonable best efforts to maintain sufficient resources to perform the Services in accordance with this Agreement. Provider shall use reasonable best efforts to promptly advise Recipient of any Services which shall be interrupted or delayed as a result of such prioritization.

Section 6.03. Level of Use. Except as otherwise expressly provided in this Agreement, Recipient’s use of any Service shall not exceed the level of use required as of three (3) months prior to the Distribution Date, unless such Service was not so previously provided (as contemplated in Section 6.01), in which case Provider and Recipient shall negotiate in good faith the level of use of such Service. In no event shall any Recipient be entitled to materially increase its use of any of the Services above such level of use without the prior written consent of Provider (provided, that any material increase in use may result in an increased Service Charge in accordance with Section 5.01(a)), except for those Services that are contemplated and include Service Charges calculated on a per use basis in Schedule A.

Section 6.04. Third Parties. Subject to compliance with Section 3.01, in the event any third-party consent, waiver or approval is required for a Provider or its designees to provide any Services and such consent, waiver or approval is not obtained, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Services. If the Parties are unable to identify such an alternative, Provider and its Affiliates shall not be obligated to provide any such Services or to obtain replacement services therefor. Except as set forth in Section 3.01, neither Provider nor its Affiliates shall be required to obtain any consent, waiver or approval of any third-party in order to provide any Services. No Provider shall be obligated to provide any Services which, if provided, would violate any third-party Contract.

Section 6.05. Maintenance. With respect to Facilities owned by Parent or SpinCo (and expressly excluding Facilities leased by Parent or SpinCo from a third-party landlord, which will be governed by the terms and provisions of the applicable lease), Provider and its Affiliates shall have the right to shut down temporarily the operation of any facilities (including the Facilities) or systems providing any Service whenever in Provider’s judgment, reasonably exercised, such action is necessary or advisable for general maintenance or emergency purposes; provided that Provider shall use its reasonable best efforts to schedule non-emergency maintenance after consulting with Recipient so as to not materially disrupt the business or operations of the Recipient. Provider shall use reasonable best efforts to give Recipient advance notice of any such shutdown. With respect to the Services dependent on the operation of such facilities or systems, Provider shall be relieved of its obligations hereunder to provide such Services during the period that such facilities or systems are so shut down in compliance with this Agreement, but shall use reasonable best efforts to minimize each period of shutdown.

Section 6.06. Employee Data Acknowledgment. SpinCo shall instruct each of its employees to submit a data retention acknowledgement through a Provider process prior to any data migration from Provider’s information systems, including laptop devices, to Recipient’s information systems.

Section 6.07. Modifications. Provider may modify a Service (including, with respect to the cost (determined in accordance with Section 5.01), scope, timing and quality of such Service) (a) to the extent the same modification is made with respect to the entirety of Provider’s provision of such Service to any of its Affiliates and any other Person to whom such Provider provides such Service; or (b) if provision of such Service is prohibited or restricted by applicable Law; provided, however, that, in such event, (i) Provider shall use its reasonable best efforts to limit the disruption to the business or operations of Recipient caused by such modification; (ii) Provider must provide notice of the modification to Recipient as soon as reasonably practicable; and (iii) Recipient may terminate such Service immediately upon notice to Provider without payment of any Termination Charges or Decommissioning Charges otherwise payable by Recipient under this Agreement with respect to such Service; provided, that in the case of a Service set forth on Schedule B or Schedule D, Recipient may terminate such Service only if such modification is material and adversely affects Recipient’s use and occupancy of the Facility and, in such event, Recipient shall not be required to pay any additional Service Charges otherwise payable by Recipient under this Agreement with respect to such Service. In the event Recipient determines that it will continue to receive such modified Service it shall be responsible for any increased Service Charges. Provider’s responsibilities set forth herein shall be amended as reasonably necessary to conform to any such modifications made pursuant to this Section 6.07 and Recipient shall use reasonable best efforts to comply with any such amendments. Subject to the terms in this Agreement, in providing its Services hereunder, Provider may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion.

Section 6.08. Disclaimer of Warranties. Except as expressly set forth in Section 6.01 and subject to the limitations in ARTICLE VIII, the Parties acknowledge and agree that the Services are provided on an as-is, where-is basis, that each Recipient assumes all risks and liability arising from or relating to its use of and reliance upon the Services and each Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS, THE RESULTS TO BE OBTAINED FROM SUCH SERVICES OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE, AND EACH RECIPIENT, ON ITS BEHALF AND ON BEHALF OF ALL OF ITS AFFILIATES, HEREBY ACKNOWLEDGES SUCH DISCLAIMER AND RECIPIENT SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PROVIDER NOR ANY OF ITS AFFILIATES GUARANTEES OR WARRANTS THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY DATA OR OTHER INFORMATION PROVIDED TO ANY RECIPIENT OR ITS AFFILIATES OR ITS REPRESENTATIVES IN CONNECTION WITH THE SERVICES.

Section 6.09. Compliance with Laws and Regulations. Each Party shall be responsible for its and its Affiliates’ own compliance with any and all Laws applicable to its and their performance under this Agreement. No Party or its Affiliates shall take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party or its Affiliates, as the case may be. No Provider shall be obligated to provide any Service which, if provided, would violate any applicable Law.

Section 6.10. No Professional Services. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto, neither any Provider or any of its Affiliates, nor any of its or their respective Representatives, shall be obligated to provide, or shall be deemed to be providing, any legal, regulatory, compliance, financial, payroll and benefits, accounting, treasury or tax advice or IT consulting services to any Recipient or any of its Affiliates, or any of their respective Representatives, pursuant to this Agreement or any Schedule hereto, whether as part of or in connection with the Services provided hereunder or otherwise.

Section 6.11. No Reporting Obligations. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule, except to the extent required by applicable Law or to the extent it is expressly stated in a Schedule that a filing obligation exists, neither any Provider or any of its Affiliates, nor any of its or their respective Representatives, shall be obligated, pursuant to this Agreement or any Schedule, as part of or in connection with the Services provided hereunder, as a result of storing or maintaining any data referred to herein or in any Schedule hereto, or otherwise, to prepare or deliver any notification or report to any Governmental Authority (including any Taxing Authority) or other Person on behalf of Recipient or any of its Affiliates, or any of its or their respective Representatives.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.01. Dispute Resolution.

(a) In the event of any dispute, controversy, claim or Action arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including indemnification claims and claims seeking redress or asserting rights under any Law, whether in contract, tort, common law, statutory law, equity or otherwise, including any question regarding the negotiation, execution or performance of this Agreement (each, a “TSA Dispute”), Parent and SpinCo agree that the Parent Services Manager and the SpinCo Services Manager (or such other people as Parent and SpinCo may designate including designation of the Steering Committee) shall negotiate in good faith in an attempt to resolve such TSA Dispute promptly and amicably. If such TSA Dispute has not been resolved to the mutual satisfaction of Parent and SpinCo within thirty (30) days after the initial notice of the TSA Dispute (or such longer period as the Parties may agree in writing), then, [•] on behalf of SpinCo and [•] on behalf of Parent shall negotiate in good faith in an attempt to resolve such TSA Dispute amicably for an additional twenty (20) days (or such longer period as the Parties may agree in writing). If, at the end of such time, such Persons are unable to resolve such TSA Dispute amicably, then such TSA Dispute shall be resolved in accordance with the dispute resolution process set forth in Sections 11.03 to 11.06 of the Separation Agreement, provided that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b) In any TSA Dispute regarding the amount of a Service Charge, Termination Charge, Decommissioning Charge or Amortization Charge, if after such TSA Dispute is finally adjudicated pursuant to the dispute resolution or judicial process set forth in Section 7.01(a), it is determined that the Service Charge, Termination Charge, Decommissioning Charge or Amortization Charge that Provider has invoiced Recipient, and that Recipient has paid to Provider, is greater or less than the amount that the applicable charge should have been, then (i) if it is determined that Recipient has overpaid the Service Charge, Termination Charge, Decommissioning Charge or Amortization Charge, Provider shall, within five (5) Business Days after such determination, reimburse Recipient an amount of cash equal to such overpayment, plus the Prime Rate, compounded monthly, accruing from the date of payment by Recipient to the time of reimbursement by Provider and (ii) if it is determined that Recipient has underpaid the Service Charge, Termination Charge, Decommissioning Charge or Amortization Charge, Recipient shall within five (5) Business Days after such determination reimburse Provider an amount of cash equal to such underpayment, plus the Prime Rate, compounded monthly, accruing from the date such payment originally should have been made by the Recipient to the time of reimbursement by Recipient.

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

Section 8.01. Limitation of Liability.

(a) No Provider shall have any liability in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by Provider, its Affiliates or Representatives (each, a “Provider Indemnified Party”) pursuant to this Agreement, the transactions contemplated by this Agreement or any Provider Indemnified Party’s actions or inactions in connection with any such Services, to Recipient or its Affiliates or Representatives, except to the extent that Recipient or its Affiliates or Representatives suffer a loss that results from such Provider Indemnified Party’s gross negligence or willful misconduct in connection with such transactions, actions or inactions, or provision of such Services.

(b) Notwithstanding any other provision contained in this Agreement, no Provider Indemnified Party shall be liable for any consequential, special, incidental, indirect or punitive damages, any amount calculated based upon any multiple of earnings, book value or cash flow, or diminution in value, lost profits or similar items (including loss of revenue, business interruption, income or profits, diminution of value or loss of business reputation or opportunity or loss of customers, goodwill or use) regardless of whether such items are based in contract, breach of warranty, tort or negligence or any other theory, and regardless of whether Provider or any of its Affiliates has been advised of, knew or should have known of, anticipated or foreseen the possibility of such damages. The Parties acknowledge that the Services to be provided hereunder are subject to, and that the remedies under this Agreement are limited by, the applicable provisions of ARTICLE VI, including the limitations on representations and warranties with respect to the Services.

(c) Recipient acknowledges that Provider and its Affiliates are not in the business of providing Services of the type contemplated under this Agreement and the Services are to be provided on a temporary basis to Recipient with respect to, as the case may be, the businesses of the Parent Entities to assist with the orderly transition to SpinCo of the SpinCo Business from the Parent Entities’ other businesses and operations. Accordingly, the aggregate liability and indemnification obligations of any Party and its Provider Indemnified Parties (in each case, in connection with the provision of Services by such Party and its Provider Indemnified Parties) with respect to this Agreement, the Services or the transactions contemplated by this Agreement shall not exceed, in the aggregate in the applicable calendar year, the aggregate amount of Service Charges actually paid hereunder to such Party during such calendar year.

Section 8.02. Recipient Indemnification Obligation. Each Recipient shall indemnify, defend and hold harmless each relevant Provider Indemnified Party from and against any and all losses, and shall reimburse each relevant Provider Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Provider Indemnified Party is a Party, to the extent caused by, resulting from or in connection with any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement, the transactions contemplated by this Agreement or such Provider’s actions or inactions in connection with any such Services or transactions; provided, however, that such Recipient shall not be responsible for any losses of such Provider Indemnified Party to the extent that such loss is caused by, results from or arises out of or in connection with the applicable Provider’s gross negligence or willful misconduct in providing any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement (including any third-party that provides any such Service pursuant to Section 10.02).

Section 8.03. Provider Indemnification Obligation. Subject to the limitations set forth in Section 8.01, each Provider shall indemnify, defend and hold harmless each relevant Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any and all losses, and shall reimburse each Recipient Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Recipient Indemnified Party is a Party, to the extent caused by, resulting from or arising out of or in connection with the applicable Provider’s gross negligence or willful misconduct in providing any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement.

Section 8.04. Indemnification Procedure. The provisions set forth in Section 6.01 and Section 6.04 through Section 6.10 of the Separation Agreement shall apply mutatis mutandis to the indemnification provisions of this Agreement, with such conforming changes thereto as are necessary to apply the provisions, and preserve the effect, thereof to the terms of this Agreement.

Section 8.05. Liability for Payment Obligations. Nothing in this ARTICLE VIII shall be deemed to eliminate or limit, in any respect, Parent’s or SpinCo’s express obligation in this Agreement to pay Termination Charges, Decommissioning Charges or Service Charges for Services rendered in accordance with this Agreement.

Section 8.06. Exclusion of Other Remedies. The indemnification expressly provided in this ARTICLE VIII shall be the sole and exclusive monetary remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise arising under this Agreement, or in respect of the Services or actions taken by Parties in connection with the transactions contemplated by this Agreement.

Section 8.07. Mitigation. Each Indemnified Party shall use its reasonable best efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement.

ARTICLE IX

TERM AND TERMINATION; EXTENSION OF SERVICE PERIOD

Section 9.01. Term and Termination.

(a) This Agreement shall commence immediately upon the Distribution Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms hereof; and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) Without prejudice to Recipient’s rights with respect to a Force Majeure Event, a Recipient may terminate this Agreement with respect to any Service, in whole (by Service line item) but not in part: (i) for any reason or no reason upon providing at least ninety (90) days’ prior written notice to Provider of such termination (or such greater or smaller number of days as is provided in the Schedules) (it being understood that an early termination may result in Termination Charges being payable by Recipient under this Agreement), or (ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by Provider of written notice of such failure from Recipient.

(c) A Provider may terminate this Agreement with respect to one or more Services, in whole (by Service line item) but not in part, at any time (i) if Recipient has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure shall continue to exist for a period of thirty (30) days after receipt by Recipient of a written notice of such failure from Provider; or (ii) thirty (30) days after receipt by Recipient of a written notice that, after a good faith negotiation, the Parties have been unable to agree to a cost adjustment for such Service where Provider believes that the Service Charge is materially insufficient to compensate Provider for the cost of Providing the Service in accordance with Section 5.01.

(d) Both Parties may terminate this Agreement with respect to one or more Services (i) immediately upon mutual written agreement or (ii) immediately upon written notice to the other Party in the event that such other Party: (1) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief Laws or similar Laws in any other jurisdiction; (2) makes a general assignment for the benefit of its creditors; or (3) ceases operations or is liquidated or dissolved.

(e) Upon termination of this Agreement with respect to one or more Services, the relevant Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service is a day other than the last day of a Service Period, any periodic Service Charge associated with such Service shall be pro-rated appropriately.

(f) A Recipient may from time to time request in writing a reduction or increase in part of the scope of any Service (it being understood that a reduction may result in Termination Charges being payable by Recipient under this Agreement). If requested to do so by Recipient, Provider agrees to discuss in good faith the potential reduction or increase in scope and any applicable reductions or increases to the Service Charges in light of all relevant factors including the costs and benefits to Provider of any such reductions or increases and (in the case of reductions in scope) any applicable Termination Charges. With respect to any Services that the Provider has agreed to reduce or increase, the relevant Schedule shall be updated to reflect any such agreed upon reduction or increase in the Service. For the avoidance of doubt, Provider is not obligated to reduce or increase the scope of any Services or relevant Service Charges.

Section 9.02. Effect of Termination of Services.

(a) Upon termination (for any reason including expiration of the Service Period duration) or reduction of any Service (in whole or in part) pursuant to this Agreement, (A) Parent shall bear (i) all Termination Charges, other than Termination Charges identified on Schedule A as SpinCo obligations or resulting from a change in Strategy requested by SpinCo with respect to such Service (which Termination Charges shall be borne by SpinCo and shall not be counted toward the Aggregate Cap), and (ii) all Decommissioning Charges, other than Decommissioning Charges identified on Schedule A as SpinCo obligations or resulting from a change in Strategy requested by SpinCo with respect to such Service (which Decommissioning Charges shall be borne by SpinCo) and (B) SpinCo shall bear all applicable Amortization Charges set forth on Schedule H; provided, however, that SpinCo shall not be under any obligation to pay any Termination Charges or Decommissioning Charges with respect to any termination of any Service by SpinCo pursuant to Section 9.01(b)(ii) or Section 9.01(d)(ii) (and, for the avoidance of doubt, any such Termination Charges, which shall be borne by Parent, shall not be counted toward the Aggregate Cap); provided, further, that SpinCo shall bear all Termination Charges or Decommissioning Charges with respect to any termination of any Service by Parent pursuant to Section 9.01(c)(i) or Section 9.01(d)(ii); provided, further, that any Termination Charges in excess of the amount set forth on Schedule L in the aggregate with respect to all Services (the “Aggregate Cap”) shall be borne by SpinCo. All Termination Charges, Decommissioning Charges and Amortization Charges shall be invoiced and paid as provided in ARTICLE V.

(b) Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the relevant Recipient shall have no obligation to pay any future Service Charges relating to any such Service; provided that such Recipient shall remain obligated to the relevant Provider for the (i) Service Charges and other fees, costs and expenses (if any) owed and payable under the terms of this Agreement in respect of Services provided prior to the effective date of termination, including Service Charges that are billed in arrears, (ii) Amortization Charges, (iii) Termination Charges or Decommissioning Charges as invoiced by the relevant Provider to the relevant Recipient; provided, that any such Termination Charges or Decommissioning Charges must be invoiced by the relevant Provider within 180 days after the termination of a Service and (iv) solely with respect to the Services set forth on Schedule B or Schedule D, Service Charges and other fees, costs and expenses (if any) owed and payable under the terms of this Agreement for the entire duration of the Service Period of such Service; provided, that in the case of this clause (iv), Recipient shall not be under any obligation to pay any such Service Charges with respect to any Services set forth on Schedule B or Schedule D to the extent arising from and after the termination of such Services pursuant to Section 9.01(b)(ii) or Section 9.01(d)(ii) (and, for the avoidance of doubt, any such Service Charges shall be borne by Provider). Upon termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to Recipient), and, upon request of Recipient, Provider shall provide Recipient with documentation or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. In connection with a termination of this Agreement, ARTICLE I, Section 4.02(b) (with respect to the indemnification obligations set forth therein), Section 5.01(c), Section 6.08, ARTICLE VIII (including liability in respect of any indemnifiable losses under this Agreement arising or occurring on or prior to the date of termination), this ARTICLE IX, ARTICLE X, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges, Amortization Charges, Termination Charges and Decommissioning Charges shall continue to survive indefinitely.

Section 9.03. Force Majeure. Neither Party (nor any Person acting on its behalf) shall be liable to the other Party for any loss as a result of any delay or failure in the performance of any obligation hereunder which is due to fire, flood, war, acts of God, strikes, riots, pandemic (including delays or issues caused by the SARS-Cov-2 virus and COVID-19 disease, or measures taken by a Governmental Authority with respect thereto), Governmental Authority, or other causes beyond its reasonable control (a “Force Majeure Event”); provided that the Party so affected shall notify the other Party in writing promptly upon the onset of any Force Majeure Event, shall use reasonable best efforts to mitigate the effect of any Force Majeure Event, and notify the other Party in writing promptly upon the termination of any Force Majeure Event. In the event that a Provider is unable to provide any Service due to a Force Majeure Event, the Recipient shall be relieved of its obligation to pay for any such Service to the extent not provided (including any Termination Charges, Decommissioning Charges or Amortization Charges payable by Recipient pursuant to the terms of this Agreement); provided that a Force Majeure Event shall not relieve Recipient from its payment obligations under this Agreement with respect to the Services actually performed hereunder.

Section 9.04. Extension of Service Period. Upon ninety (90) days’ advance written notice prior to the expiration of the Service Period for any Service, Recipient may request a service extension; provided, however, Provider (i) is not obligated to extend any Service and (ii) shall, in its sole and absolute discretion, not extend the Service if Recipient has past due invoice amounts outstanding at the time the Recipient requests a service extension. If for any reason, other than a Force Majeure Event, the Service Period for any Service is extended, then all Service Charges payable by the Recipient and any incremental charges incurred by Provider in providing the relevant Service during the period of the approved extension shall each be subject to (a) in the case of a Service extended from one (1) to three (3) months after the initial term, an additional twenty-five percent (25%) premium, (b) in the case of a Service extended from four (4) to six (6) months after the initial term, an additional forty percent (40%) premium, and (c) in the case of a Service extended by more than seven (7) months after the initial term, an additional fifty percent (50%) premium (in each case, with such premiums being assessed relative to the Service Charge that would otherwise be in effect immediately prior to the first of any such extension). In no event shall the aggregate term (meaning the initial term and extension period, including any extension periods previously permitted under this Agreement) exceed (i) the maximum period permitted under any third-party agreement(s) that provides or supports the relevant Service, or (ii) a period of twenty-four (24) months after the Distribution Date, except, in the case of this clause (ii), with respect to the Services set forth on Schedule K.

ARTICLE X

GENERAL PROVISIONS

Section 10.01. Independent Contractors. Nothing contained herein is intended or shall be deemed to make any Party or its respective Affiliates the agent, employee, partner or joint venture of any other Party or its Affiliates or be deemed to provide such Party or its Affiliates with the power or authority to act on behalf of the other Party or its Affiliates or to bind the other Party or its Affiliates to any Contract, agreement or arrangement with any other individual or entity. A Provider of any Service hereunder shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 10.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (a) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to the Provider; and (b) such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for Services as set forth in ARTICLE VI hereof and the content of the Services provided to the Recipient.

Section 10.03. Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other Persons providing or receiving Services or having access to Facilities hereunder not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; or (ii) in order to comply with applicable Law or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by judicial, investigative or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled and shall exercise its reasonable best efforts (at such other Party’s expense) to obtain assurance that confidential treatment shall be accorded such Confidential Information. In the event that a Party becomes legally required (based on advice of counsel) to disclose Confidential Information pursuant to stock exchange rules or securities Laws, the disclosing Party shall allow the other Party a reasonable opportunity to review and comment on the portion of such disclosure containing or reflecting Confidential Information, prior to the disclosure thereof.

(b) Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own confidential information of a like nature, which shall not be less than a reasonable standard of care.

(c) Each Party shall inform its Representatives and Affiliates of the confidential nature of the information and direct them to abide by the terms hereof in advance of the disclosure of any such Confidential Information to them. Such disclosing Party shall be responsible for any breach of this Agreement by such Representatives or Affiliates, as if such Representatives or Affiliates were party hereto.

(d) Each Party shall comply with the terms and conditions of Schedule I hereto and with all applicable Laws (including state, federal and foreign privacy and Data Protection Legislation) that are or that may in the future be applicable to the provision of Services hereunder, including as related to any Personal Information.

(e) Each Party shall use reasonable best efforts to ensure that at completion of specific Services or termination of this Agreement, all access to Confidential Information of the other Party that was provided for purposes of Provider providing such Services to Recipient, including any access rights provided under Section 4.03 hereof, will be terminated, including cancellation of all user identifications and passwords related thereto, if any, and any Confidential Information of the other Party will be deleted or returned to such other Party.

Section 10.04. Further Assurances. From time to time following the Distribution, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party; provided, however, that nothing in this Section 10.04 shall require either Party or its Affiliates to pay money to, commence or participate in any action or proceeding with respect to, or offer or grant any accommodation (financial or otherwise) to, any third-party following the date hereof.

Section 10.05. Rules of Construction. Interpretation of this Agreement shall be governed by the rules of construction set forth in Section 11.18 of the Separation Agreement.

Section 10.06. Notices. Except with respect to routine communications by the Parent Services Manager and the SpinCo Services Manager under Section 2.04, all notices and other communications under this Agreement shall be made in accordance with Section 11.10 of the Separation Agreement.

Section 10.07. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 10.08. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement shall be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; provided, that (i) a Party may assign any or all of its rights, interests and obligations hereunder to a member of such Party’s Group, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto, (ii) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto, and (iii) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a sale or disposition of any assets or lines of business of such Party, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto; provided, that in the case of an assignment pursuant to the foregoing clause (ii) or this clause (iii), (A) the non-assigning Party shall not be required to perform any obligation under this Agreement that would result in the breach or violation of any third party Contract by such Party or its Affiliates and (B) a Party may not assign its limited license to use and access space granted pursuant to Section 4.02 at the Parent Facilities set forth on Schedule B or the SpinCo Facilities set forth on Schedule D, as applicable, without the prior written consent of the non-assigning Party; provided, further, that in the case of each of the preceding clauses, no assignment permitted by this Section 10.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party. Notwithstanding the foregoing, rights and obligations of Parent under this Agreement may be assigned as and to the extent provided in the Separation Agreement.

Section 10.09. No Third-Party Beneficiaries. Except as expressly set forth herein with respect to Provider Indemnified Parties and Recipient Indemnified Parties pursuant to ARTICLE VIII, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.10. Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of conflict or inconsistency between the provisions of this Agreement, on the one hand, and the provisions of any Local Transfer Agreement or Local Implementing Agreement (including any provision of a Local Transfer Agreement or Local Implementing Agreement providing for dispute resolution mechanisms inconsistent with those provided herein), on the other hand, the provisions of this Agreement shall prevail and remain in full force and effect. Each Party hereto shall, and shall cause each of its Subsidiaries to, implement the provisions of and the transactions contemplated by the Local Transfer Agreement or Local Implementing Agreement in accordance with the immediately preceding sentence.

Section 10.11. Amendment. Except as provided in Section 2.03, Section 5.01(a), Section 6.07, and Section 9.01, this Agreement (including all Exhibits and Schedules) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by an authorized representative of each Party. No consent from any Indemnified Party under ARTICLE VIII (in each case other than the Parties) shall be required to amend this Agreement. Nothing in this Agreement will constitute an amendment to any plan or program sponsored by Parent, and no Parent plan or program will be amended absent a separate written amendment that complies with the plan’s or program’s amendment procedures.

Section 10.12. Waiver. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 10.13. Governing Law. This Agreement, and any TSA Dispute, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. The Provider shall cause the Provider Indemnified Parties, and the Recipient shall cause the Recipient Indemnified Parties, to comply with the foregoing and with Section 7.01 as though such Indemnified Parties were a Party to this Agreement.

Section 10.14. Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 10.15. Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

GE HEALTHCARE TECHNOLOGIES INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]